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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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        Class B common stockholders of Methode Electronics, Inc. are strongly advised to read Methode's solicitation/ recommendation statement regarding the tender offer referred to in this press release when it becomes available because it will contain important information. Stockholders may obtain a free copy of the solicitation/ recommendation statement, which will be filed by Methode with the Securities and Exchange Commission and mailed to Methode's Class B common stockholders, at the SEC's web site at www.sec.gov and at Methode's website at www.methode.com. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement by directing requests to Methode's Investor Relations Department.

News Release

Contact:	Joey Iske Director of Investor Relations 708-457-4060 jiske@methode.com

Methode Electronics, Inc. Responds to Dura Automotive's Announcement of
A Planned Unsolicited Tender Offer for Its Class B Shares

        CHICAGO, July 3, 2003—Methode Electronics, Inc. (Nasdaq: METHA) today announced that its Board of Directors will meet to evaluate and respond to Dura Automotive's (Nasdaq: DRRA) announcement of its planned unsolicited cash tender offer for Methode's outstanding Class B stock.

        In the interim, Methode Electronics urges its Class B stockholders to defer making a determination whether to accept or reject any possible offer by Dura until the Board has met and issued its recommendation.

        Warren Batts, Chairman of Methode's Special Committee and a Class A Director of the Company said, "I do not believe that the planned tender offer by Dura is in the best interests of Methode's Class A stockholders."

        There are currently 35.1 million shares of Class A stock outstanding and 1.1 million shares of Class B. Under the current corporate structure, the Class B stockholders control 75% of Methode's board of directors. The market capitalization of Dura Automotive's publicly traded common stock is approximately $164 million and Methode's is approximately $416 million. Methode will advise stockholders of its position regarding this planned offer and state its reasons for such position as soon as feasible.

        Methode Electronics is currently soliciting proxies to receive authorization from its Class A stockholders to acquire its Class B shares of stock. A special meeting is set for July 10, 2003 in that matter.

About Methode Electronics

        Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.